Exhibit 10.21

SURGICAL CARE AFFILIATES, INC.

2013 OMNIBUS LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

TIME-VESTING RESTRICTED STOCK UNITS

This Restricted Stock Unit Award Agreement (this “Agreement”) is entered into as of _____________ (the “Grant Date”), by and between Surgical Care Affiliates, Inc., a Delaware corporation (the “Company”), and _____________, a director of the Company or one or more of its Subsidiaries (the “Participant”).

Pursuant to the Surgical Care Affiliates, Inc. 2013 Omnibus Long-Term Incentive Plan, as amended (the “Plan”), the Board of Directors of the Company (or its Compensation Committee or a designee thereof) has determined that the Participant shall be granted an Incentive Award in the form of restricted stock units (“RSUs”) upon the terms and subject to the conditions hereinafter contained. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan.

1.	Number of Units and Settlement.

(a)The Participant is hereby granted _____________ RSUs, subject to the restrictions set forth herein.  Each RSU granted hereunder represents the right to receive one share of the Company’s Common Stock on the Settlement Date (as defined herein), upon the terms and subject to the conditions (including the vesting conditions) set forth in this Agreement and the Plan.

(b)With respect to those RSUs that are vested in accordance with the schedule set forth in Section 4 hereof or that are vested pursuant to Section 2(b) hereof, the Settlement Date shall occur on the earliest to occur of (i) the termination of the Participant’s Employment (which shall include the Participant ceasing to serve as a director on the Company’s Board of Directors, if the Participant does not otherwise remain Employed and otherwise experiences a “separation from service” within the meaning of Section 409A of the Code (“Section 409A”) and Treasury Regulation §1.409A-1(h)) or (ii) the occurrence of a Change in Control.  Within sixty (60) days following the Settlement Date, the Company shall issue to the Participant or the Participant’s personal representative or Permitted Transferee one share of Common Stock on the Company’s books and records in exchange for each RSU that is vested as of the Settlement Date; provided, however, that if, on the Settlement Date, the Participant is treated by the Company as a “specified employee” within the meaning of Section 409A, then any such issuance shall be made on the 15th business day following the earlier of (y) the expiration of six (6) months from the Settlement Date or (z) the Participant’s death (the “409A Payment Date”) but, in any event, no later than the last day of the calendar year in which the 409A Payment Date occurs.

2. Terms of Restricted Stock Units. The grant of RSUs provided in Section 1 hereof shall be subject to the following terms, conditions and restrictions:

(a) The RSUs, and any interest therein, may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than in accordance with the terms of the Plan.

(b) The Committee may, in its discretion and subject to Section 409A, accelerate the vesting of all or any unvested RSUs prior to the expiration of the periods provided in Section 4 hereof.

3. Rights as a Stockholder. The Participant shall have no rights as a stockholder with respect to the shares of Common Stock issuable upon settlement of the RSUs unless and until the shares of

Common Stock have been issued on the Company’s books and records in exchange for the RSUs that are vested in accordance with Section 1(b) or Section 5 hereof.

4. Vesting. Except as may otherwise be provided herein, the RSUs granted hereunder shall vest and no longer be subject to forfeiture in accordance with the following schedule:

(a)with respect to fifty percent (50%) of the RSUs, on the first anniversary of the Grant Date; and

(b)with respect to fifty percent (50%) of the RSUs, on the second anniversary of the Grant Date.

5. Effect of Certain Changes.  Notwithstanding the foregoing provisions of the Agreement, in the event the Participant’s Employment is terminated without Cause within the two (2) year period following the consummation of a Change in Control, the Participant shall become vested in any then unvested RSUs, and full payment in respect of the RSUs granted hereunder and not already paid pursuant to Section 1(b) or otherwise shall be made as soon as practicable thereafter, and in any event not more than 30 days following such termination of Employment, but only if permissible under Section 409A; if such settlement is not permissible under Section 409A, then settlement shall occur as soon as permitted by Section 409A.  For purposes hereof, “Cause” shall mean (i) a failure of the Participant to reasonably and substantially perform his or her duties to the Company or any of its Subsidiaries (other than as a result of physical or mental illness or injury); (ii) the Participant’s willful misconduct or gross negligence; (iii) a breach by the Participant of the Participant’s fiduciary duty or duty of loyalty to the Company or any of its Affiliates; (iv) the commission by the Participant of any felony or other serious crime; or (v) a breach by the Participant of the terms of any agreement with the Company or any Subsidiary or any Company policies.

6. Termination of Employment. In the event that the Participant ceases to be Employed by the Company or any of its Subsidiaries for any reason (determined in accordance with a “separation from service” within the meaning of Section 409A and Treasury Regulation §1.409A-1(h)), all unvested RSUs (taking into account potential acceleration of vesting pursuant to Sections 2 and 5) shall thereupon be automatically forfeited by the Participant.

7. Taxes. The Participant shall pay to the Company promptly upon request, and in any event at the time the Participant recognizes taxable income in respect of the RSUs, an amount equal to the taxes the Company determines it is required to withhold under applicable tax laws with respect to the settlement of the RSUs.  Such payment shall be made in the form of cash, shares of Common Stock already owned or otherwise issuable as of the Settlement Date, or in a combination of such methods, subject to the terms of the Plan.  In the event the Participant does not promptly pay to the Company an amount equal to the taxes the Company determines it is required to withhold under applicable tax laws with respect to the settlement of the RSUs, the Company shall offset such amount against any amounts, including shares of Common Stock, owed by the Company to the Participant, whether under this Agreement or otherwise, to the extent permitted by Section 409A.

8. No Guarantee of Employment. Nothing set forth herein or in the Plan shall (i) confer upon the Participant any right of continued Employment for any period by the Company or any of its Subsidiaries, (ii) entitle the Participant to remuneration or benefits not set forth in the Plan, or (iii) interfere with or limit in any way the right of the Company or any Subsidiary to terminate such Participant’s Employment.

9. Notices. Any notice required or permitted under this Agreement shall be in writing and deemed given when (i) delivered personally, (ii) mailed by United States certified or registered mail, return receipt requested, postage prepaid, or (iii) delivered by overnight courier service.  Such notices shall be sent to the Participant at the last address specified in the Company’s records (or such other address as the Participant may designate in writing to the Company), or to the Company at the following address (or such other address as the Company may designate in writing to the Participant):

Surgical Care Affiliates, Inc.
569 Brookwood Village, Suite 901

Birmingham, AL 35209

Attn: General Counsel

10. Failure To Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

11. Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Delaware, without regard to its conflict of law principles.

12. Incorporation of Plan. A copy of the Plan is attached hereto and incorporated herein by reference and made a part of this Agreement.  This Agreement and the RSUs shall be subject to the terms of the Plan, as it may be amended from time to time, provided that such amendment of the Plan is made in accordance with Section 16 of the Plan.

13. Clawback Policies. Notwithstanding anything in the Plan to the contrary, the Company will be entitled, to the extent permitted or required by applicable law, including Section 409A, Company policy and/or the requirements of an exchange on which the Company’s shares are listed for trading, in each case, as in effect from time to time, to recoup compensation of whatever kind paid by the Company or any of its Affiliates at any time to a Participant under the Plan and the Participant, by accepting this award of RSUs pursuant to the Plan and this Agreement, agrees to comply with any Company request or demand for such recoupment.

14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which together shall represent one and the same agreement.

SURGICAL CARE AFFILIATES, INC.:PARTICIPANT:

By:

       Name:  [Name]

      Title:

Date:

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